CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Neuberger Berman Income Funds and to the use of our report dated May 18, 2010 on the financial statements and financial highlights of Neuberger Berman Tax-Free Money Fund, a series of Neuberger Berman Income Funds.   Such financial statements and financial highlights appear in the March 31, 2010 Annual Report to Shareholders which is incorporated by reference into the Registration Statement.   We also consent to the references to us in the Prospectus and in the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
July 19, 2010